Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2011 (April 29, 2011, as to Note 18) relating to the financial statements and financial statement schedule of Pentair, Inc. and subsidiaries, and the effectiveness of Pentair, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Pentair, Inc. and subsidiaries’ to be filed May 2, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

April 29, 2011